UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2015

EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(Address of principal executive office)(Zip Code)
(816) 472-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is hereby made to the Current Report on Form 8-K filed by EPR Properties (the "Company") with the Securities and Exchange Commission on February 24, 2015 (the "Prior Form 8-K"), the content of which is incorporated by reference herein.
As previously disclosed in the Prior Form 8-K, David M. Brain, the Company's former Chief Executive Officer and President, is retiring from the Company on March 31, 2015. In connection with his retirement, on March 13, 2015, the Company and Mr. Brain entered into a Retirement Agreement, dated as of March 11, 2015 (the "Retirement Agreement"), pursuant to which he agreed to retire on March 31, 2015 in consideration for certain retirement severance benefits substantially equal to those benefits that would be payable to him under his Employment Agreement if he were terminated without "cause." These benefits include a lump sum payment of $11,580,126 payable within 30 days of his retirement, together with $159,685, which reflects the amount necessary to cover certain health plan coverage for three years. In addition, all equity grants to Mr. Brain pursuant to the Company's 2007 Equity Incentive Plan, including all share options and restricted shares awarded under the Company's Annual Incentive Program and Long-Term Incentive Plan, became immediately vested or exercisable. As a condition to receiving such payment amounts, Mr. Brain will be subject to (i) customary non-disclosure and non-use restrictions, (ii) a release of the Company and its affiliates from any liability and waive certain other claims, (iii) customary non-disparagement restrictions, and (iv) a customary covenant not to sue the Company. Mr. Brain will continue to be obligated to comply with certain confidentiality, non-competition and non-solicitation provisions contained in his Employment Agreement for a three-year period.
The foregoing description of the Retirement Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Retirement Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.
Mr. Brain also formally resigned from the Company's Board of Trustees (the "Board") as of March 13, 2015, the date of his entry into the Retirement Agreement. Mr. Brain's resignation was made in connection with his retirement and was not related to any disagreements with the Company on any matter relating to the Company's operations, policies or practices.
As previously disclosed in the Prior Form 8-K, Gregory K. Silvers, the Company's current Chief Executive Officer and President, was appointed by the Board to fill the vacancy on the Board created by Mr. Brain's retirement. As a result, Mr. Silvers' appointment to the Board as a Class II trustee became effective on March 13, 2015. The Company's Amended and Restated Declaration of Trust, as amended, requires the Company to submit any trustee appointed to fill a vacancy by the Board to shareholders for election as a trustee at the next annual meeting of shareholders following such appointment. Accordingly, the Company's shareholders will be asked to vote upon Mr. Silvers' election as a Class II trustee at the Company's 2015 Annual Meeting. Additional information concerning Mr. Silvers' appointment required under this Item 5.02 is set forth in the Prior Form 8-K.
In addition, on March 16, 2015, the Compensation and Human Capital Committee of the Board increased Mr. Silvers' base salary for 2015 to $585,000 and awarded Mr. Silvers a grant of 15,000 restricted shares, which will vest ratably over a four-year period, in connection with his promotion to Chief Executive Officer and President.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Retirement Agreement, effective as of March 31, 2015, by and between the Company and David M. Brain.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Senior Vice President, Treasurer and Chief Financial Officer
Date: March 17, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Retirement Agreement, effective as of March 31, 2015, by and between the Company and David M. Brain.